Westchester Capital Management, Inc.
100 Summit Lake Drive
Valhalla, NY  10595




                                                                  June 18, 2003

Frederick W. Green, President
The Merger Fund VL
100 Summit Lake Drive
Valhalla, NY  10595

Dear Mr. Green:

     Re: Subscription for Shares of The Merger Fund VL (the "Fund")

     Westchester Capital Management, Inc. (the "Adviser") offers to purchase from The Merger Fund VL shares of beneficial interest of the Fund at a price of $10.00 per share for an aggregate purchase price of $100,000 cash, all such shares to be validly issued, fully paid and non-assessable, upon issuance of such shares and receipt of said payment by the Fund as follows:



Fund                                       Purchase Price       No. of Shares
----                                       --------------       -------------
The Merger Fund VL                         $100,000             10,000


     The Adviser hereby represents and warrants that these shares of beneficial interest will be held for investment purposes and are not being purchased with any present intent of redeeming or selling the same.

                                            Sincerely,

                                            Westchester Capital Management, Inc.


                                            /s/ Frederick W. Green
                                                -------------------
                                                Frederick W. Green
                                                President

Accepted and Agreed to
this June 18, 2003


The Merger Fund VL

By: /s/ Frederick W. Green
    -------------------------------
Name: Frederick W. Green
      -----------------------------
Title: President
       ----------------------------